Exhibit 10.2

REAL ESTATE CONTRACT

This REAL ESTATE CONTRACT (this “Agreement”) is dated as of the date Anthony J. Gargano, P. A. (the “Escrow Agent”) executes the Escrow Receipt attached hereto (the “Effective Date”), and is by and among LMP Automotive Holdings, Inc., a Delaware corporation or its assigns (“Buyer”), WBF Florida Properties, LLC as to the Cape Coral Property, and WBF Florida Properties III, LLC, as to the Port Charlotte Property, both Florida limited liability companies (solely as to their respective Property as defined below, each a “Seller” and collectively, the “Sellers”, and Sellers together with Buyer, each a “Party” and collectively the “Parties”).

RECITALS:

WHEREAS, Sellers’ Property (defined below) is further described on Exhibit A hereto (collectively, the “Land”); and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, the Property;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements of the Parties as hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1. Property. Subject to and on the terms and conditions in this Agreement, Sellers shall sell and convey to Buyer, and Buyer shall purchase from Sellers: (i) the Land; (ii) all buildings, site improvements, fixtures and amenities including landscaping, curb cuts, and paving and parking facilities on or for the Land; (iii) all benefits, entitlements, tax credits, privileges, easements, hereditaments and other rights appurtenant to the Land or any part thereof, including Sellers’ right, title and interest, if any, in and to any streets, alleys, ways, sewer rights, mineral rights, utility capacity or rights thereto, water courses and water bodies adjacent to the Land; (iv) all of Sellers’ right, title and interest in and to all plans, guaranties, warranties, licenses and permits (to the extent transferable) relating to the Land or improvements thereon. The Land and all other assets, benefits and rights in this Section 1 are referred to collectively as the “Property”. The Land and that portion of the Property described in this Section 1 that are appurtenant to the Land will be conveyed by Special Warranty Deed as described in Section 5 below. Any of Sellers’ right, title, and interest (if any) in that portion of the Property described in Section 1 which is personal property will be conveyed, to the extent assignable, by a quitclaim assignment without warranty, representation, or recourse.

2. Purchase Price; Earnest Money & Closing.

(a) Purchase Price & Earnest Money. At Closing, Buyer shall pay Sellers $33,100,000.00 for the Property in U.S. dollars via wire transfer to the Escrow Agent (the “Purchase Price”), which will be allocated among the Properties as detailed on Exhibit A hereto. Within three (3) business days after the Effective Date, Buyer shall deliver to Escrow Agent $1,500,000.00 as earnest money (including interest that accrues thereon, the “Earnest Money”) to be held in trust by Escrow Agent for and on behalf of the Parties pursuant to this Agreement. Notwithstanding any provision of this Agreement providing for the refund or delivery of the Earnest Money to a Party, Sellers will in all events be paid from the Earnest Money $100 as independent consideration for Buyer’s exclusive right to conduct its inspections pursuant to this Agreement, terminate this Agreement during the Inspection Period and for Buyer’s exclusive option to purchase the Property during the term of this Agreement. This independent contract consideration is in addition to and independent of any other consideration or payment provided in this Agreement and is nonrefundable to Buyer.

(b) Closing. Subject to the satisfaction of the conditions precedent to Closing in Section 4 below, the consummation of the purchase and sale of the Property (and any other transactions contemplated by this Agreement, the “Closing” and such date, the “Closing Date”) will occur on the “Closing Date” under, and as defined in, that certain Dealership Asset Purchase Agreement effective as of the Effective Date by and among William B. Fuccillo, Sr., Fuccillo Affiliates of Florida, Inc., and Fuccillo Associates of Florida, Inc., Florida corporations, and Buyer (as it may be amended or assigned, the “APA”). This Agreement will terminate automatically upon termination or expiration of the APA for any reason.

(c) Closing Costs. On the Closing, as detailed on the settlement statement executed by the Parties at Closing, each Party shall pay the Closing costs as detailed in the chart below. Any other Closing costs not allocated to a Party below shall be paid by the Party that customarily pays such cost in commercial real estate closings in the Florida city in which the Property is located as directed by Escrow Agent. As soon as the actual amount of Property real estate taxes for the year of Closing is known, the Parties shall, if necessary, readjust the amount of such taxes to be paid by each Party with the result that Sellers pays for those taxes applicable to the Property up to but not including the Closing Date, and Buyer will pay for those taxes and assessments applicable to the Property on and after the Closing Date. Buyer shall pay for all fees, costs, expenses, and charges related to any financing of a portion of the Purchase Price, including but not limited to all Lender’s fees and charges, documentary stamp tax on the note, intangibles tax on the mortgage, recording fees, premiums for mortgagee policy (with simultaneous issue rate if applicable) and endorsements, closing fees, and similar charges.

Sellers	Cost/Expense	Buyer

Y	Any transfer tax, documentary stamp tax on the deed	N
Y	Cost of releases associated with Sellers’ existing loans, if any	N
Y	Owner’s Title Policy (basic premium only, no endorsements)	N
N	Survey (Sellers shall furnish existing surveys and any existing title policies within 2 business days after the Effective Date)	Y
50%	Escrow Agent’s Fees	50%
Prorated	Ad valorem and any other applicable taxes for the year in which Closing occurs will be prorated as of the Closing Date; provided, however, Sellers shall pay any installments for special assessments due before the Closing Date, and Buyer shall pay installments due after the Closing Date, if any	Prorated
N	Costs to record the Deed	Y

(d) Prorations: The following items shall be paid, apportioned, and prorated (based on the actual number of days in the months in which the Closing Date occurs, assuming the Closing occurs at 12.01 a.m. on the Closing Date) between Sellers and Buyer; (i) real property taxes for the then current tax fiscal year shall be prorated based on the current year’s tax if the tax bill is available, or the prior year’s tax bill if it is not, with due allowance made for maximum allowable discount and exemptions; the proration at Closing shall be final and no reproration shall be made regardless of the actual tax bill of the year of Closing; and (ii) all other expenses, revenues, assessments and other proratable items shall be prorated as of the Closing Date in accordance with this Agreement or as otherwise set forth in the APA. In the event any of the items in subparagraphs (i) and (ii) above cannot be calculated accurately on the Closing Date, the parties agree to prorate these items on the basis of estimates to be determined by records maintained by Sellers for the month before Closing.

3. Buyer’s Inspections; Title & Survey.

(a) Sellers’ Information. Within five days following the Effective Date, Sellers shall deliver to Buyer complete and accurate copies of the following documents within Seller’s possession (“Sellers’ Information Documents”), or, written confirmation that no such documents exist or if they exist that they are not in Sellers’ possession:

(i) Plans, Restrictions and Operations: all existing and proposed easements, covenants, restrictions, conditions, appraisals, agreements, maps, plans, designs, blueprints, utility capacity letters, contracts and other documents which affect the Property, including agreements relating to servicing, leasing, operation and management of the Property.

(ii) Options, Rights of First Refusal and Occupancies: all leases, site control agreements, options, rights of first refusal or other interests affecting the Property.

(iii) Subsurface Data: all reports relating to the soil, mineral rights, geological and drainage conditions of the Property.

(iv) Environmental Reports: to the extent not provided pursuant to Section 2(a), all environmental reports relating to the Property, including Phase I and Phase II environmental site assessments previously conducted, documents evidencing remediation (e.g., tank closure documentation), oil and water separator documentation, asbestos studies, and any approvals, conditions, orders or declarations issued by any governmental authority relating thereto.

(v) Contractors: summaries of the work done and payments made to contractors that have provided goods or services on or to the Property within the past year and copies of any and all warranties provided or assigned by such contractors.

(vi) Secured Debt. A loan payoff letter for all indebtedness secured or otherwise related to the Property, including any and all details if any related to defaults related thereto.

(vii) Other Documents. Such other documents and information as Buyer may reasonably from time to time request in writing, which are in Sellers’ possession or under its direction and control, relating to the Property.

The Sellers’ Information Documents shall be provided by Sellers to Buyer for informational purposes only, and without Sellers’ representation or warranty as to the accuracy or completeness of the contents of those documents.

(b) Inspection Period. Buyer and its agents have the right through Closing to obtain any Property-related reports and information Buyer chooses in its sole discretion (including environmental reports, subsurface reports, surveys, evidence of availability of utilities, building inspections, zoning information, etc.). However, any onsite inspections shall only be done: (1) after coordinating with Sellers’ appointed agent (Anthony J. Gargano; Email: TGargano@GarganoLaw.com; Cell Phone: (239) 229-7166) at those times as mutually agreed by the Parties; (2) subject to strict confidentiality as to the existence of this Agreement and the purpose of the inspection; and (3) with the least amount of interference with and interruption of the business conducted on the Property. Buyer shall return the Property and all improvements thereon to substantially the same condition as before Buyer’s inspection, ordinary wear and tear excepted. If Buyer determines that the Property is not satisfactory for any or no reason, then Buyer may terminate this Agreement without premium or penalty during the “Inspection Period” under, and as defined in, the APA (the “Inspection Period”) by sending written notice to Sellers within the Inspection Period and receive a full refund of the Earnest Money. Without cost to Sellers, upon termination of this Agreement, Buyer shall provide Sellers with copies of all surveys and third party non-proprietary reports relating to the Property obtained by Buyer during the Inspection Period; “as-is” and “where-is” without any representation or warranty. Following the expiration of the Inspection Period, Buyer may not terminate this Agreement without forfeiting the Earnest Money unless: (i) a condition to Closing set forth below in Section 4 is unsatisfied, (ii) Sellers default pursuant to this Agreement and fail to cure as provided herein, (iii) the Property suffers a casualty or condemnation, as described herein, or (iv) as otherwise expressly provided in this Agreement or the APA; in such cases the Earnest Money will be returned to Buyer; otherwise the Earnest Money shall become non-refundable upon the expiration of the Inspection Period.

(c) No Alterations. So long as this Agreement is in effect, Sellers shall maintain the Property and not commit waste, and Sellers shall not: (i) make any material changes on or about the Property other than as contemplated by this Agreement; (ii) create or incur or permit to exist any mortgage, lien, pledge or other encumbrance in any way affecting the Property that will not be paid at Closing; (iii) commit any waste or nuisance on the Property; or (iv) convey any interest (fee or leasehold) in the Property.

(d) Title Commitment. Within ten (10) days of the Effective Date, Escrow Agent, as title agent (“Title Agent”), shall furnish, on behalf of Seller, a commitment for title insurance to insure the Land for an amount not less than the Purchase Price (the “Title Commitment”). The Title Commitment will include copies of each recorded document reflected on Schedule B therein, including copies of vesting deeds. Prior to the expiration of the Inspection Period, Buyer shall provide Sellers with a written notice (the “Title Objection Notice”) advising Sellers of any title or survey matters to which Buyer objects (each a “Title Objection” and together the “Title Objections”), prior to the expiration of the Inspection Period. Sellers will then have a period of time ending five (5) days after the Seller receives the Title Objection Notice to provide Buyer written notice (the “Sellers’ Title Objection Response”) that Sellers will either: make a reasonable attempt to cure the Title Objections; or, Sellers will not attempt to cure the Title Objections. If Sellers’ Title Objection Response indicates that Sellers are unwilling to cure the Title Objections then Buyer shall have five (5) days from the date of receipt of Seller’s Title Objection Response to notify Seller in writing that Buyer elects to either (i) waive the Title Objections and purchase the Property as otherwise contemplated in this Agreement, without any adjustment in the Purchase Price, in which event the Title Objections will become Permitted Encumbrances, or (ii) terminate this Agreement and, except those obligations stated elsewhere in this Agreement to survive termination, neither Sellers nor Buyer will have any further rights, obligations or liabilities hereunder and the Earnest Money will be returned to Buyer. If Sellers attempt to cure the Title Objections and are not successful after a reasonable period of time not to exceed thirty (30) days, then Seller will notify Buyer in writing and then Buyer shall have five (5) days from the date of receipt of Seller’s notice to notify Seller in writing that Buyer elects to either (i) waive the Title Objections and purchase the Property as otherwise contemplated in this Agreement, without any adjustment in the Purchase Price, in which event the Title Objections will become Permitted Encumbrances, or (ii) terminate this Agreement and, except those obligations stated elsewhere in this Agreement to survive termination, neither Sellers nor Buyer will have any further rights, obligations or liabilities hereunder and the Earnest Money will be returned to Buyer. Notwithstanding the foregoing, in the case of a lien, encumbrance or title defect on the Property which can be removed at the time of Closing by payment of a liquidated amount, Sellers shall remove such lien, encumbrance or title defect, at Closing so the Property can be conveyed to Buyer free of the same and such amount may be deducted from the purchase price at the Closing. All title exceptions which appear on the Title Commitment and to which Buyer has not objected, and all title defects that Sellers intend not to cure (other than liens or encumbrances which can be satisfied by payment of a liquidated amount) and that Buyer has waived, will be deemed to be permitted title exceptions (the “Permitted Encumbrances”). If after the Inspection Period, Escrow Agent discovers the need to amend or add any exception to the Title Commitment, then Escrow Agent will notify Buyer and Sellers immediately in writing. Within five (5) business days after written notice from Escrow Agent, together with a copy of such intervening lien or matter, Buyer shall notify Sellers in writing of any objections thereto, and Buyer’s rights hereunder to object and terminate will be as set forth above in this section. If Buyer fails to notify Sellers of such objection within such five (5) business-day period, Buyer will be deemed to have waived any objection and accepted all such exceptions.

(e) Survey. During the Inspection Period, Buyer shall obtain an on-the-ground boundary and improvement ALTA land title survey of the Property (the “Survey”) for Buyer’s and the Escrow Agent’s review and approval. If the conveyance of the Property by Sellers requires subdivision approval or the recordation of a subdivision map or both, Sellers shall, at Sellers’ cost and expense, comply with all such requirements on or prior to the Closing Date. Sellers and Buyer shall mutually agree during the Inspection Period on such easements or declarations for water, sewer, irrigation, drainage and access, all as may be necessary or required for the development and operation of the Property and the Seller’s adjacent Property, including an access easement in order to insure the Property’s access to Huge Boulevard (the “Declaration”). Seller shall prepare the initial draft of the Declaration. If required, upon Buyer’s approval of the final Survey, Sellers shall cause to be prepared for review by the appropriate governmental authorities a subdivision plat (the “Plat”) consistent with the Survey and depicting the Property to enable Sellers to convey the Property in compliance with governmental requirements. The Plat and such easement or Declaration will be recorded by Sellers at Sellers’ expense prior to Closing and will be subject to the approval of Buyer, such approval not to be unreasonably withheld, conditioned or delayed.

4. Closing Conditions & Closing Documents.

(a) Buyer’s Closing Conditions. Buyer’s obligation to proceed with the Closing is subject to the satisfaction of each of the following conditions:

(i) Sellers delivering a certificate at Closing reaffirming its representations and warranties as of Closing.

(ii) Sellers have delivered the items set forth in Section 5.

(iii) No material adverse change in the condition of the Property has occurred between the expiration of the Inspection Period and the Closing Date and remains uncured.

(iv) Buyer received a commitment to issue an ALTA owner’s title insurance policy issued by Escrow Agent, as Title Agent, in the form promulgated in Florida (the “Title Policy”) in the amount of the total Purchase Price, committing to insure fee simple, indefeasible title to the Property in Buyer, subject only to the Permitted Encumbrances. To the extent necessary, Sellers shall cooperate with Buyer for Buyer to obtain such endorsements to the Title Policy as Buyer may request.

(v) During the Inspection Period, Buyer has consummated its Property financing arrangements with its lender(s) on terms acceptable to Buyer in its sole discretion.

(vi) Seller shall have provided evidence satisfactory to Buyer in its sole discretion of the Declaration and any final non-appealable Plat necessary or required to enable Sellers to convey the Property in compliance with governmental requirements.

(vii) The “Closing” under, and as defined in, the APA occurs simultaneously herewith.

(b) Sellers’ Closing Conditions. Sellers’ obligation to proceed with the Closing is subject to the satisfaction of each of the following conditions:

(i) Buyer delivering a certificate at Closing reaffirming its representations and warranties contained in this Agreement as of Closing.

(ii) The Purchase Price and any additional balance to close as shown on the signed closing statement is deposited by wire transfer with Escrow Agent.

(iii) The “Closing” under, and as defined in, the APA occurs simultaneously herewith.

Upon closing, all of the Closing Conditions shall be considered satisfied or waived.

5. Closing Documents. At the Closing, Sellers shall execute and deliver the following documents to Buyer:

(a) Deed. A special warranty deed in form reasonably satisfactory to Buyer (the “Deed”) vesting title to the Land in Buyer free and clear of any and all liens and encumbrances (except for Permitted Encumbrances, if any), and upon request of Buyer, a quit claim deed to the legal description from the Survey. In addition, a Quitclaim Assignment of personal property as described in Section 1 of this Agreement.

(b) Affidavits. An owner’s affidavit in a form acceptable to Buyer and Escrow Agent’s title underwriter affirming that there are no outstanding possessory rights, liens or rights to claim liens against the Property. An affidavit in a form complying with law that Sellers is not a “foreign person” under, and as defined in, the Foreign Investment in Real Property Tax Act. Any other affidavits required or reasonably requested by Buyer’s title insurer.

(c) IRS Documents. An IRS Form 1099 and tax certificates.

(d) Settlement Statement. Settlement statement prepared in accordance with the allocations contained in Section 2 hereof.

(e) Broker Lien Waiver. Broker lien waivers.

(f) Evidence of Authority. Any and all documents reasonably requested by the Escrow Agent or required by this Agreement to confirm that this transaction and the parties executing such documents are fully authorized and empowered to so act.

(g) Sellers’ and Buyer’s Certificate. A certificate executed by Sellers and Buyer stating that, as of the Closing Date, each of their representations and warranties set forth in this Agreement are true and correct.

(h) Closing Documents. Such other documents as may be reasonably required by Buyer or Title Agent, including a bill of sale for property related to the Property and certificate to Buyer that all of Sellers’ representations and warranties herein are true and correct as of the Closing Date, a blanket quitclaim assignment in form reasonably acceptable to Buyer of all warranties and guaranties pertaining to the Property, all assignable governmental and other licenses and permits affecting the Property and an assignment in form reasonable acceptable to Buyer of any management or service agreements that Buyer has elected to assume to the extent applicable. Evidence satisfactory to Buyer of termination of any and all leases with tenants which have rights of possession of all or any portion of the Property. In addition, Buyer shall execute a Buyer’s Affidavit as may be required by Title Agent for the issuance of a loan policy and Sellers and Buyer shall sign a mutually acceptable Closing Memorandum as prepared by Title Agent.

6. Sellers’ Representations & Warranties. Sellers represent and warrant as of the Effective Date and as of the Closing Date that:

(a) Formation. Sellers are duly formed, validly existing, and in good standing under the laws of the State of Florida and are duly qualified to transact business in the city and county in which the Property is located.

(b) Authority. Sellers have the requisite legal power and authority to execute and deliver this Agreement, to perform the obligations of Sellers hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary action and for which no consent of any person or governmental authority is required which has not been obtained, and no filing with or other notification to any person or governmental authority is required which has not been properly completed. This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its terms, subject only to the application of the Bankruptcy Code of the United States and any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent conveyance or transfer, suspension of payments, or similar state or federal law from time to time in effect affecting the rights of creditors generally.

(c) Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and does not contravene, conflict with, or result in any violation of or default under any provision of the organizational documents of Sellers, or any resolution adopted by or on behalf of Sellers, or any mortgage, indenture, lease, membership agreement, loan or credit agreement, or other contract, applicable law, or governmental approval applicable to Sellers. No governmental approval is required on the part of Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Sellers does not require the consent of any creditor of Sellers or of any other person, other than such consents as have been, or prior to the Closing will be, obtained.

(d) Proceedings. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Sellers or pending against Sellers or the Property. There are no actions, suits, claims, proceedings or causes of action which are pending or, to Sellers’ knowledge, have been threatened or asserted against, or are affecting, Sellers or the Property or any part thereof in any court or before any arbitrator, board or governmental or administrative agency or other person or entity which might have an adverse effect on the Property or any portion thereof on Buyer’s ability to operate a full-service motor vehicle sales, service and repair facility on the Property from and after the date hereof.

(e) Property Rights. Sellers owns fee title to the Property free and clear of all liens and encumbrances (except the Permitted Encumbrances), Sellers have no knowledge of any pending condemnation or annexation or similar proceeding affecting the Property or any portion thereof, and Sellers have not received any written notice, nor has any knowledge, that any such proceeding is contemplated. The Property is not burdened by any obligation for contribution of money or property to or participation in any road development or completion project or to bear any share of the cost of any road or other offsite improvement. Except for the right of Buyer to acquire the Property pursuant to this Agreement, no other person, firm or entity has any right to acquire all or any portion of the Property or any interest therein. There are no leases, licenses or other occupancy agreements affecting the Property that will not be terminated by the Closing Date. Except as set forth in the APA, there are no management or service agreements affecting the Property. The Property has full and free access to and from public highways, streets and roads and there is no pending or threatened action which would result in the termination or impairment of such access. Sellers shall not encumber or consent to the further encumbrance of the Property, or any portion thereof, during the term of this Agreement.

(f) Taxes. Sellers have duly filed all foreign, federal, state, county and local income, excise, sales, property, withholding, unemployment, social security, franchise, license, information returns and other tax returns and reports, or appropriate and permitted extensions thereto, required to be filed by it to the date hereof with respect to itself or the Property. Each such return is true, correct, and complete in all material respects, and Sellers have paid all taxes, assessments, amounts, interest and penalties due to the applicable governmental authority. Sellers have no liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever other than those for which Sellers have created sufficient reserves or made other adequate provision. No governmental authority is now asserting or threatening to assert any deficiency or assessment for additional taxes, interest, penalties or fines with respect to Sellers or the Property.

(g) Compliance. Sellers have no knowledge of any violations of any all applicable laws, rules and regulations (including all worker safety and all Environmental Laws, as hereinafter defined), restrictive covenants, applicable zoning and other laws, ordinances, regulations and building codes, and the Sellers have not received any notice of any violation thereof which has not been cured. To Sellers’ knowledge, Sellers have all certificates of occupancy, permits and other governmental consents necessary to own and operate the Property for its current use.

(h) Litigation. There are no actions, suits or legal proceedings pending, or, to the knowledge of Sellers threatened, against or affecting Sellers or the Property which might adversely affect the power or authority of Sellers to carry out the transactions to be performed by Sellers hereunder.

(i) Environmental. Sellers (i) have not received written notice from any governmental authority alleging a violation of any Environmental Laws that are applicable to the Property, (ii) has complied in all material respects with all Environmental Laws that are applicable to the Property, and has obtained and has been in compliance in all material respects with all required governmental environmental permits with respect to the Property, and (iii) has neither caused or permitted unauthorized storage, treatment, discharge or disposal of Hazardous Materials on the Property, except in compliance in all material respects with applicable Environmental Laws. “Environmental Laws” means any federal, state or local statute, ordinance, rule or regulation relating to the existence, cleanup, removal and/or remedy of contamination on property, the protection of the environment from spilled, emitted, discharged, discarded, deposited or emplaced Hazardous Materials, the generation, use, transport, storage, handling, disposal, removal or recovery of Hazardous Materials, and the exposure to hazardous, toxic, or other substances determined by law to be harmful, including, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), The Toxic Substances Control Act, The Clean Air Act, and the Resource, Conservation and Recovery Act of 1976; and the term “Hazardous Material” means any “hazardous substance,” as defined by §101(14) of CERCLA.

(j) Improvements. Sellers have no knowledge of any defects in the physical condition of the improvements or fixtures on the Property (including structural elements, mechanical systems, plumbing, electric, fire protection, mold, roofs, fences, paving, parking, sidewalks, utilities, drainage and erosion control), such improvements and fixtures are in good operating condition and repair (reasonable wear and tear excluded) and have been maintained, there exists no “deferred maintenance” or outstanding “short-term capital expenditures” (as those terms are defined by the American Society of Testing Materials), all water, sewer, gas, electric, telephone, drainage, and other utilities required by applicable law or necessary for the current or planned operation of the Property by Sellers have been installed and connected pursuant to valid permits, such utilities are sufficient to service the Property for the business conducted thereon by Sellers. Sellers have no knowledge of any existing code violations.

(k) Foreign Person. Sellers are not a “foreign person” under, and as defined in, Section 1445(f)(3) of the Internal Revenue Code, as amended from time to time, and at Closing Sellers shall furnish Buyer an affidavit confirming same.

(l) Contractors. No work has been performed by Sellers or Sellers’ agents, contractors or subcontractors, nor is there any work in progress at the Property and no materials have been delivered to the Property by or for Sellers which might provide the basis for a mechanic’s, materialmen’s or other lien against any part of the Property.

(m) Anti-Terrorism. Sellers are not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

(n) Brokers. Except as provided in the APA, all negotiations relating to this Agreement and the transactions contemplated hereby and thereby have been carried on without the participation of any person acting on behalf of Sellers in such manner as to give rise to any valid claim against Buyer for any brokerage or finder’s commission, fee, expense, or similar compensation.

(o) Accuracy & Disclosure. To Sellers’ knowledge, all information given to Buyer by or on behalf of Sellers and pertaining to the Property or the operations thereon is true and correct in all respects, and fully and accurately depicts the matters set forth therein. No representation or warranty made by Sellers in this Agreement, or in any statement, certificate, or other instrument furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains (or will contain, when furnished) any untrue statement of a material fact or omits (or will omit, when furnished) a material fact necessary to make the statements herein or therein not misleading.

As used in this Agreement, the phrases “knowledge of Sellers” or “Sellers’ knowledge” means the knowledge of William B. Fuccillo, Sr. All representations and warranties contained herein and any indemnification obligations survive for a period of one (1) year from the Closing Date. Notwithstanding anything to the contrary set forth in this Agreement, William B. Fuccillo, Sr., shall have no personal liability whatsoever to Buyer pursuant to this Agreement with respect to matters set forth in this Agreement or any of Seller’s representations and/or warranties herein being or becoming untrue, inaccurate, or incomplete.

7. Condemnation & Casualty.

(a) Condemnation. If, prior to the Closing, all or any part of the Property is taken, or Buyer or Sellers receive notice that all or any part of the Property may be taken, in the exercise of the power of eminent domain, upon written notice to Sellers given within ten (10) days after Buyer receives written notice of such taking, Buyer may terminate this Agreement and, in such event, Sellers and Buyer will have no further rights or obligations hereunder to the other and Buyer will be entitled to a refund of the Earnest Money. Otherwise, if prior to the Closing Date any part of the Property will have been taken, or Buyer or Sellers receive notice that all or any part of the Property may be taken, in the exercise of the power of eminent domain by any governmental or private authority, this Agreement will remain in full force and effect and at Closing, Sellers shall assign, transfer and set over to Buyer all of the right, title and interest of Sellers in and to any awards that have been or that may thereafter be made for such taking. If Sellers have received payment of any such awards prior to Closing, then such amounts will be credited against the Purchase Price. In any event, if any of the Improvements are affected by such condemnation proceeding, then Sellers shall expeditiously and timely undertake to restore such Improvements to a condition reasonably acceptable to Buyer. Buyer will have the right to approve all plans, specifications, time periods and the contractor performing any such work.

(b) Casualty. If, prior to the Closing, all or any part of the Property is damaged or destroyed by fire or other casualty, upon written notice to Sellers given within ten (10) days after Buyer receives written notice of such casualty, Buyer may terminate this Agreement and, in such event, Buyer and Sellers will have no further rights or obligations hereunder to the other and Buyer will be entitled to a refund of the Earnest Money. If Buyer does not elect to terminate this Agreement as aforesaid, then this Agreement will remain in full force and effect and at Closing, Sellers shall assign, transfer and set over to Buyer all of the right, title and interest of Sellers in and to any proceeds that have been or that may thereafter be made for such casualty. If Sellers have received payment of any such proceeds prior to Closing, then such amounts will be credited against the Purchase Price, to the extent not used for restoring or repairing the Improvements. In any event, if any of the Improvements are affected by such casualty, then Sellers shall expeditiously and timely undertake to restore such Improvements to a condition reasonably acceptable to Buyer. Buyer will have the right to approve all plans, specifications, time periods and the contractor performing any such work.

8. Mutual Indemnification. This Section 8 survives for the period of time specified in Section 6.

(a) Indemnification of Buyer. Sellers shall indemnify Buyer, its successors and assigns and their respective owners, partners, officers, directors, employees and agents from any and all claims, liabilities, damages, penalties, loss, cost or expense any of them may incur, including reasonable attorneys’ fees, incident to, resulting from, or any way arising out of the ownership or operation of the Property on or prior to Closing, including any and all claims, liabilities, damages, penalties, loss or expense incurred, resulting from, or in any way arising out of environmental contamination or any injury to persons or damage to property happening or occurring in, on or about the Property in connection with the operation of the Property on or prior to the Closing.

(b) Indemnification of Sellers. Buyer shall indemnify Sellers and hold Sellers harmless from any and all claims, liabilities, damages, penalties, loss, cost or expense incurred by Sellers, including reasonable attorneys’ fees, incident to, resulting from, or any way arising out of the ownership or operation of the Property after the Closing, including any and all claims, liabilities, damages, penalties, loss or expense incurred, resulting from, or in any way arising out of any injury to persons or damage to property happening or occurring in, on or about the Property in connection with the operation of the Property after the Closing. In addition, Buyer’s obligations under this provision shall include any and all claims, liabilities, damages, penalties, loss, cost or expense incurred by Sellers, including reasonable attorneys’ fees, incident to, resulting from, or any way arising out of the Buyer’s inspections made by Buyer and Buyer’s agents and representatives, which obligations survive termination of this Agreement.

(c) Settlement of Claims. As used in this Section 8, the term “Indemnitor” refers to the Party from whom indemnification is sought and the “Indemnified Party” refers to the Party seeking indemnification. If any claim that is covered by this Section 8 is made against an Indemnified Party, the Indemnified Party shall give prompt written notice of such claim (the “Indemnity Notice”) to the Indemnitor within the survival period as set forth in this Agreement. Failure to give or delay in giving the Indemnity Notice will not relieve the Indemnitor of its obligation to indemnify unless, and to the extent that, the Indemnitor is materially prejudiced by the failure or delay.

(d) Defense & Settlement.

(i) Upon receipt by the Indemnitor of the Indemnity Notice, the Indemnitor shall defend the claim, and all expenses (including attorneys’ fees) incurred in connection therewith will be paid by the Indemnitor, and shall notify the Indemnified Party of its intention to defend within ten days after receipt of notice. The Indemnified Party will have the right to be represented by counsel at its own expense in any defense. If the Indemnitor defends the claim, the Indemnitor will have the exclusive right to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that the Indemnitor, except with the consent of the Indemnified Party, shall not consent to entry of judgment or enter into any settlement that involves injunctive relief against the Indemnified Party or does not include an unconditional release by the claimant to the Indemnified Party from all liability in respect to such matter.

(ii) If a claim under this Section is not defended by the Indemnitor and the claim is determined favorably to the Indemnified Party, the Indemnified Party shall give notice to the Indemnitor of the amount of the expenses (including reasonable attorneys’ fees) incurred with respect to such claim, and the Indemnitor shall remit such amount to the Indemnified Party promptly. If such claim is finally determined adversely to the Indemnified Party or if the Indemnified Party compromises the claim, the Indemnified Party shall give notice to the Indemnitor of the amount of such claim as finally determined or compromised (including the amount of the Indemnified Party’s costs and interest with respect thereto and attorneys’ fees, if applicable), and the Indemnitor shall remit such amount to the Indemnified Party promptly. References herein to costs and attorneys’ fees will also include all costs and attorneys’ fees incurred in appeals.

9. Default.

(a) Buyer’s Default. If Buyer breaches this Agreement prior to Closing and fails to cure such breach within ten (10) days after receiving written notice from Sellers thereof, Sellers’ and Principal’s sole right and exclusive remedy is to either (i) terminate this Agreement by giving written notice thereof to Buyer and then Sellers will be entitled to the Earnest Money deposit as liquidated damages in full settlement of any and all claims, remedies or causes of actions against Buyer under this Agreement, including the remedy of specific performance and other forms of equitable relief; or (ii) within ninety (90) days of Sellers’ initial notice of default, pursue an action in equity against Buyer for the specific performance by Buyer of the terms and provisions of this Agreement. The Parties acknowledge that it is impossible to estimate more precisely the damages which might be suffered by Sellers and Principal upon Buyer’s default. Sellers’ and Principal’s retention of said Earnest Money pursuant to Section 9(a)(i) is intended not as a penalty, but as full liquidated damages. The right to receive and retain the Earnest Money as full liquidated damages is Sellers’ and Principal’s sole and exclusive remedy in the event of default hereunder by Buyer, except for Sellers’ remedies for Buyer’s uncured breach pursuant to Sections 8(b), and 10(h), which shall survive termination.

(b) Sellers’ Default. If Sellers breach this Agreement prior to Closing and fail to cure such breach within ten (10) days after written notice from Buyer, then Buyer may (i) within ninety (90) days after Buyer’s initial notice of default, pursue an action in equity against Sellers for the specific performance by Sellers of the terms and provisions of this Agreement, and (if specific performance fails)/or (ii) terminate this Agreement by giving written notice of such termination to Sellers and receive a full refund of the Earnest Money (including interest accrued thereon) without prejudice to Buyer’s right to recover Buyer’s actual damages.

(c) Cross Default. A default by “Buyer” or a default by “Sellers” or “Principal” under, and as defined in, the APA will be deemed to be a default hereunder by Buyer or Sellers, respectively, and termination of the APA will automatically terminate this Agreement.

10. Miscellaneous.

(a) Transaction & Enforcement Costs. Each Party shall bear all costs and expenses, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated hereby, and shall pay such costs and expenses whether or not the Closing occurs. Upon any litigation between or among the Parties to enforce any provisions or rights hereunder, the unsuccessful Party shall pay to the successful Party therein all costs and expenses expressly including reasonable attorneys’ fees and court costs incurred therein by such successful Party, which costs, expenses and attorneys’ fees will be included in and as a part of any judgment rendered in such litigation.

(b) Notices. All notices and other communications provided for hereunder must be in writing, unless otherwise specified, and will be deemed to have been duly given if delivered personally, via facsimile with receipt confirmation, via Federal Express or other nationally recognized courier, or mailed, registered or certified mail, postage prepaid, to the addresses on the signature pages hereof or at such other addresses as a Party may designate from time to time in writing. Notices and communications may also be given by electronic mail to the electronic mail addresses of the Parties set forth below. Any and all notices will be effective upon receipt or refusal to accept delivery. Notices on behalf of either Party may be given by the attorneys representing such Party.

(c) 1031 Exchange. If a Party desires to effect a tax-deferred exchange in connection with the conveyance of the Property, the other Parties shall cooperate in affecting such exchange; provided, that the exchanging Party shall be responsible for all additional costs associated with such exchange, and provided further, that the non-exchanging Parties shall not assume any additional liability or be responsible for any costs with respect to such tax-deferred exchange. The Parties shall execute such additional documents, at no cost to the non-requesting Party, as may be required to give effect to this provision.

(d) Escrow Agent. Escrow Agent shall perform Escrow Agent’s duties pursuant to this provision. The duties of Escrow Agent are purely ministerial and are limited to the safe keeping and disposition of the Earnest Money pursuant to this Agreement. Escrow Agent shall not be deemed to have knowledge of any matter unless and until Escrow Agent receives actual written notice thereof, and Escrow Agent shall not be charged with constructive notice whatsoever. In the event Escrow Agent is uncertain as to its duties, or receives instructions or demands which, in its sole opinion, are conflicting or in violation of any provision of this Agreement, then Escrow Agent is entitled to refrain from taking any action until it is directed in writing by Sellers and Buyer (and, at Escrow Agent’s sole discretion, consented to by any third persons) or by final order or judgment of a court of competent jurisdiction, or Escrow Agent may deposit the Earnest Money with the Clerk of the Circuit Court of Lee County, Florida and upon notifying Seller and Buyer of that action, all obligations and liability on the part of Escrow Agent immediately and fully terminates except to the extent of accounting for the Earnest Money delivered out of escrow. Escrow Agent may resign as Escrow Agent at any time upon delivery of ten (10) days written notice to the Parties. Escrow Agent is not liable to any Party, entity, or person for any reason unless Escrow Agent willfully, purposefully and wrongfully breaches the terms of this Agreement in the misdelivery of the Earnest Money. The Parties, jointly and severally, hereby agree to indemnify, defend, and hold Escrow Agent free and harmless from and against any and all claims, liabilities, damages, fees, charges, costs, expenses, penalties, losses, actions, suits, or proceedings at law or in equity, of any kind or nature, which Escrow Agent incurs, may incur, or with which it may be threatened directly or indirectly, arising solely from Escrow Agent acting as Escrow Agent under this Agreement, including, without limitation, costs, reasonable attorneys’ fees at trial and appellate levels or bankruptcy proceedings, and Escrow Agent shall have a lien on and right of set-off against any property or money held in escrow for the foregoing indemnification. The Parties acknowledge and agree that Escrow Agent is also Sellers’ legal counsel, and Title Agent. Buyer acknowledges and agrees that even if there are certain charges on the Closing Statement such as a closing fee, escrow fee, title search fee, title insurance premium, document preparation, or other charges payable to Escrow Agent by Buyer, the Escrow Agent is performing those services on behalf of Sellers incident to the issuance of a title insurance policy in favor of Buyer, and not as Buyer’s legal counsel. Sellers and Buyer are aware that the Federal Deposit Insurance Corporation (FDIC) coverages apply to a maximum amount of $250,000.00 per depositor. Further, Sellers and Buyer do not, and will not, hold Escrow Agent liable for any loss of the Earnest Money or any portion of the Earnest that arises from bank failure or error, insolvency or suspension, or any other situation or event which falls under FDIC coverages.

(e) Integration; Amendments & Time. This Agreement and the APA contain the entire understanding between the Parties and supersede any prior understanding and agreements between them respecting the subject matter of this Agreement (including that certain letter agreement between Buyer and the APA sellers dated August 21, 2020). Any modification or amendment of this Agreement must be in writing and executed by each Party. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof. If the last day to perform under a provision of this Agreement or the final day of any period (e.g., Inspection Period) falls on a Saturday, Sunday, or legal holiday, the time for performance or the period is extended until the end of the next day which is not a Saturday, Sunday, or legal holiday.

(f) Interpretation & Administration. The Parties shall do all acts and execute all documents required to carry out the terms of this Agreement and to act in good faith with respect to the terms and conditions contained herein. All captions and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms or conditions of this Agreement. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and will be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. Each Party and its counsel have reviewed this Agreement and the rule of construction that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. This Agreement may be executed in one or more counterparts and delivered electronically or via facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement is binding upon and inure to the benefit of the Parties, their successors and assigns. Buyer may assign or otherwise transfer all of Buyer’s rights, obligations and benefits hereunder to any creditor in a sale-leaseback or similar financing transaction or to any entity owned or controlled by, or under common control with, Buyer without Sellers’ consent. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstance will not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this Agreement will not affect the remaining portions of this Agreement. Sections 8, 9 and 10 of this Agreement will survive the expiration and termination of this Agreement and remain in full force and effect after its termination or expiration. No failure or delay by any Party to enforce any right specified herein will operate as a waiver of such right, nor will any single partial exercise of a right preclude any further or later enforcement of the right.

(g) Applicable Law; Venue. This Agreement is governed by and construed and enforced in accordance with the internal laws and judicial decisions of the State of Florida without regard to conflict of law provisions thereof. Any litigation, action or proceeding arising out of or relating to this Agreement must be held exclusively in any Florida state or Federal court. Each Party hereby waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, submits to the sole and exclusive jurisdiction of any such court and waives any claim or defense of inconvenient forum.

(h) Confidentiality. APA Section 16(b) is incorporated herein, mutatis mutandis.

(i) Radon Gas Notice. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit pursuant to Florida Statutes Section 404.056(8).

[Balance of Page Blank]

IN WITNESS WHEREOF, the Parties executed and delivered this Agreement as of the Effective Date.

WBF Florida Properties, LLC and WBF Florida Properties III, LLC, Florida limited liability companies, as Sellers		LMP Automotive Holdings, Inc., a Delaware corporation, as Buyer

By:		By:
	William B. Fuccillo, Jr., a manager of both		Sam Tawfik, Chief Executive Officer

	Notice Address:		Notice Address:
	c/o Robert Scalione, Esq.		601 N. State Road 7
	217 S. Saline St., 7th Floor		Plantation, FL 33179
	Syracuse, NY 13202		sam@lmpmotors.com
	RScallione@melvinlaw.com		richard.aldahan@lmpmotors.com

Copy to:	Anthony G. Gargano, P.A.	Copy to:	Nolen, PLLC
	2240 W. First Street		6000 Monroe Road, Suite 350
	Fort Myers, FL 33901		Charlotte, NC 28212
	TGargano@garganolaw.com		Brian.Nolen@NolenPLLC.com

EXHIBIT A

Cape Coral Property

Owner: WBF Florida Properties, LLC

Purchase Price Allocation: $13,100,000.00

Main Parcel: 10.8 acres

Adjacent Parcel 9.77 acres

Legal Descriptions: To be updated upon completion of the Survey.

Current Parcel Numbers:	12-44-23-C4-0070B.0010 [Dealership]
12-44-23-C4-03605.0090 [Excess Land]
12-44-23-C4-03605.0010 [Excess Land]
12-44-23-C4-03605.0020 [Excess Land]
12-44-23-C4-03596.0100 [Secondary Service Area]
12-44-23-C3-03596.0210 [Excess Land]

Port Charlotte Property

Owner: WBF Florida Properties III, LLC

Portion of Parcel No. 402103126001 south of Huge Boulevard owned by Sellers. See attached depiction of Port Charlotte Property.

Purchase Price Allocation: $16, 800,000.00 – Dealership 26.30 acres

Purchase Price Allocation: $3,200,000.00 – Excess Land 11 acres

Legal Descriptions to be updated upon completion of the Survey.

The Port Charlotte Property does not include any property north of Huge Boulevard.

ESCROW RECEIPT

WBF FLORIDA PROPERTIES, LLC & WBF FLORIDA PROPERTIES III, LLC

Real Estate Contract

Escrow Agent agrees to be bound by the Real Estate Contract and acknowledges receipt of:

☐	A. Completely executed copies of the Real Estate Contract on September __, 2020;

☐	B. Earnest Money in the amount of $1,500,000.00 in the form of wire transfer on September __, 2020.

The effective date of the Real Estate Contract is the first date on which Escrow Agent was in possession of both items described above, and thus, such date is September __, 2020 (the “Effective Date”).

Escrow Agent:

Anthony J. Gargano, P. A.

2240 West First Street, Suite 105

Fort Myers, FL 33901

e-mail: tgargano@garganolaw.com

By:
Anthony J. Gargano, President

Escrow Agent acknowledges having reviewed this Real Estate Contract and agrees to be bound by those provisions thereof which pertain to Escrow Agent and its duties thereunder.